Exhibit 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Fourth Quarter 2010

Diluted Earnings per Share of $0.82

Highlights:

•	Record full year subsea systems orders of $4.1 billion

•	Record full year Company operating profit of $633 million

•	Company provides 2011 guidance for diluted earnings per share of $3.20 to $3.40

HOUSTON, February 14, 2011 – FMC Technologies, Inc. (NYSE:FTI) today reported fourth quarter 2010 revenue of $1.1 billion and diluted earnings per share from continuing operations of $0.82. The diluted earnings per share were affected by a combination of tax items that resulted in a net benefit of $0.13 per diluted share.

Total inbound orders of $1.6 billion were up 121 percent from the fourth quarter of 2009 and included $1.1 billion in subsea systems orders, bringing the full year subsea orders to a record total of $4.1 billion. Backlog for the Company reached $4.2 billion including subsea systems backlog of $3.6 billion. Subsea systems recorded its fourth consecutive quarterly backlog increase.

Full Year 2010 Results

Total Company revenue for 2010 was $4.1 billion, and total Company operating profit increased two percent to a record $633.4 million. The full year 2010 diluted earnings per share from continuing operations were $3.06.

“We are pleased to report our eighth consecutive year of earnings growth,” said Peter D. Kinnear, Chairman and Chief Executive Officer. “For 2011, we expect global deepwater activity will grow and subsea orders will remain strong. Our estimate for 2011 diluted earnings per share is $3.20 to $3.40.”

Review of Operations – Fourth Quarter 2010

Energy Production Systems

Energy Production Systems’ fourth quarter revenue was $875.1 million, including subsea systems revenue of $689 million. Surface wellhead revenue was up 11 percent from the third quarter of 2010 and was at the highest level since 2008.

Energy Production Systems’ operating profit of $105.5 million decreased 20 percent from the prior-year quarter, primarily due to lower volume in subsea systems.

Energy Production Systems’ inbound orders for the fourth quarter were $1.3 billion, including subsea systems orders of $1.1 billion. Subsea systems finished the year with a record total of $4.1 billion in orders. Backlog for Energy Production Systems was $3.9 billion, including $3.6 billion in subsea systems at the end of the fourth quarter.

Energy Processing Systems

Energy Processing Systems’ fourth quarter revenue of $222.9 million was 26 percent higher than the prior-year quarter. The increase came mainly from the fluid control business, which had record revenue in the quarter.

Energy Processing Systems had record operating profit of $43.5 million in the fourth quarter, up 111 percent from the prior-year quarter. The increase was mainly driven by higher volume in the fluid control business resulting from strong North American pressure pumping activity.

Energy Processing Systems’ inbound orders were a record $255.8 million in the fourth quarter led by strong fluid control and measurement solutions orders. Backlog for the segment finished the quarter at $296.0 million.

Corporate Items

Corporate expense in the fourth quarter was $10.9 million, an increase of $0.7 million from the prior-year quarter. Other expense, net, was $3.0 million, a decrease of $2.4 million from the prior-year quarter.

The Company ended the quarter with net debt of $47.8 million. Net interest expense was $2.3 million in the quarter.

Depreciation and amortization for the fourth quarter was $24.2 million, down $4.1 million from the prior-year quarter. Capital expenditures for the fourth quarter totaled $47.5 million, bringing the full year total to $112.5 million.

FMC Technologies Reports Fourth Quarter 2010 Diluted Earnings per Share of $0.82	2

The Company recorded an effective tax rate of 24.7 percent for the fourth quarter. Excluding an IRS tax appeal resolution and a combination of other tax events, the effective tax rate would have been 36.3 percent.

Summary and Outlook

FMC Technologies reported fourth quarter diluted earnings per share from continuing operations of $0.82 including a net benefit of $0.13 per diluted share from tax items. The 2010 total Company revenue was $4.1 billion, and total Company operating profit increased two percent to a record $633.4 million.

Total inbound orders of $1.6 billion were up 121 percent from the fourth quarter of 2009 and included $1.1 billion in subsea systems orders, bringing the full year subsea orders to a record total of $4.1 billion. Backlog for the Company reached $4.2 billion including subsea systems backlog of $3.6 billion.

The Company provided guidance for 2011 diluted earnings per share from continuing operations in a range of $3.20 to $3.40.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 11,200 employees and operates 25 production facilities in 15 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and as modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2010 conference call at 9:00 a.m. EST on Tuesday, February 15, 2011. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC Technologies Reports Fourth Quarter 2010 Diluted Earnings per Share of $0.82	3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Revenue	$1,102.8	$1,160.2	$4,125.6	$4,405.4
Costs and expenses	966.4	1,023.8	3,574.0	3,875.3

	136.4	136.4	551.6	530.1

Other expense, net	(0.3)	(0.3)	(4.9)	(2.7)

Income before net interest expense and income taxes	136.1	136.1	546.7	527.4

Net interest expense	(2.3)	(3.0)	(8.8)	(9.5)

Income from continuing operations before income taxes	133.8	133.1	537.9	517.9

Provision for income taxes	32.8	40.3	159.6	155.1

Income from continuing operations	101.0	92.8	378.3	362.8

Income (loss) from discontinued operations, net of income taxes	(0.7)	0.3	(0.4)	0.5

Net Income	100.3	93.1	377.9	363.3

Less: net (income) loss attributable to noncontrolling interests	(1.0)	0.1	(2.4)	(1.5)

Net income attributable to FMC Technologies, Inc.	$99.3	$93.2	$375.5	$361.8

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.83	$0.75	$3.09	$2.91
Income (loss) from discontinued operations	(0.01)	0.01	—	—

Basic earnings per share	$0.82	$0.76	$3.09	$2.91

Basic weighted average shares outstanding	120.6	123.1	121.5	124.3

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.82	$0.75	$3.06	$2.87
Income (loss) from discontinued operations	—	—	—	0.01

Diluted earnings per share	$0.82	$0.75	$3.06	$2.88

Diluted weighted average shares outstanding	121.7	124.6	122.7	125.7

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$100.0	$92.9	$375.9	$361.3
Income (loss) from discontinued operations	(0.7)	0.3	(0.4)	0.5

Net income attributable to FMC Technologies, Inc.	$99.3	$93.2	$375.5	$361.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Revenue

Energy Production Systems	$875.1	$988.8	$3,355.7	$3,721.9
Energy Processing Systems	222.9	177.1	775.5	698.4
Other revenue (1) and intercompany eliminations	4.8	(5.7)	(5.6)	(14.9)

	$1,102.8	$1,160.2	$4,125.6	$4,405.4

Income before income taxes

Segment operating profit
Energy Production Systems	$105.5	$131.2	$498.6	$516.1
Energy Processing Systems	43.5	20.6	134.8	102.4

Total segment operating profit	149.0	151.8	633.4	618.5

Corporate items
Corporate expense	(10.9)	(10.2)	(40.2)	(35.4)
Other revenue and other expense, net (1)	(3.0)	(5.4)	(48.9)	(57.2)
Net interest expense	(2.3)	(3.0)	(8.8)	(9.5)

Total corporate items	(16.2)	(18.6)	(97.9)	(102.1)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$132.8	$133.2	$535.5	$516.4

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009 (1)	2010	2009 (1)
Inbound Orders

Energy Production Systems	$1,338.6	$560.7	$4,820.9	$2,353.2
Energy Processing Systems	255.8	172.7	855.5	600.1

Subtotal Energy Systems	1,594.4	733.4	5,676.4	2,953.3
Other orders and intercompany eliminations	4.8	(9.9)	(1.6)	(17.7)

Total inbound orders	$1,599.2	$723.5	$5,674.8	$2,935.6

	December 31
	2010	2009
Order Backlog

Energy Production Systems	$3,879.7	$2,332.6
Energy Processing Systems	296.0	221.1

Subtotal Energy Systems	4,175.7	2,553.7
Intercompany eliminations	(4.2)	(8.3)

Total order backlog	$4,171.5	$2,545.4

(1)	Inbound orders for 2009 have been revised to exclude the effects of foreign currency translation on backlog. Prior to 2010, the Company’s practice was to include backlog translation effects as a component of inbound orders.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2010 (Unaudited)	December 31, 2009

Cash and cash equivalents	$315.5	$460.7
Trade receivables, net	1,103.4	879.2
Inventories	566.5	591.8
Other current assets (1)	359.9	336.4

Total current assets	2,345.3	2,268.1

Property, plant and equipment, net	609.0	581.9
Goodwill	274.8	272.7
Intangible assets, net	140.5	154.6
Investments	148.2	141.8
Other assets (1)	126.4	137.3

Total assets	$3,644.2	$3,556.4

Short-term debt and current portion of long-term debt	$12.2	$28.5
Accounts payable, trade	344.1	343.9
Advance payments and progress billings	556.4	670.4
Other current liabilities (1)	582.7	678.2

Total current liabilities	1,495.4	1,721.0

Long-term debt, less current portion	351.1	391.6
Other liabilities (1)	475.4	332.0
FMC Technologies, Inc. stockholders’ equity	1,311.7	1,102.8
Noncontrolling interest in consolidated companies	10.6	9.0

Total liabilities and equity	$3,644.2	$3,556.4

(1)	Certain amounts reported in 2009 for current and deferred taxes have been reclassified between other current assets, other current liabilities, other assets and other liabilities to conform to the current year presentation of tax assets and liabilities related to different tax jurisdictions.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended December 31
	2010	2009
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$375.9	$361.3
Depreciation and amortization	101.3	93.0
Trade accounts receivable, net	(217.3)	211.3
Inventories	19.4	7.5
Accounts payable, trade	2.8	(142.8)
Advance payments and progress billings	(111.7)	(182.4)
Other	24.4	248.7

Net cash provided by operating activities of continuing operations	194.8	596.6

Cash provided (required) by operating activities of discontinued operations	0.5	(2.1)

Cash provided (required) by investing activities:
Capital expenditures	(112.5)	(110.0)
Proceeds from disposal of assets	3.1	18.9
Acquisitions, minority ownership positions and other investing	—	(162.6)

Net cash required by investing activities	(109.4)	(253.7)

Cash provided (required) by financing activities:
Net repayment of debt	(57.9)	(80.2)
Issuance of capital stock	2.3	3.1
Purchase of stock held in treasury	(164.4)	(155.7)
Other financing	(10.8)	(4.8)

Net cash required by financing activities	(230.8)	(237.6)

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.3)	17.4

Increase (decrease) in cash and cash equivalents	(145.2)	120.6

Cash and cash equivalents, beginning of period	460.7	340.1

Cash and cash equivalents, end of period	$315.5	$460.7